                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              ViewCast.com, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              ViewCast.com, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO]ViewCast Corporation


ViewCast.com, Inc. dba ViewCast Corporation
2665 Villa Creek Drive
Suite 200
Dallas, TX 75234

May 18, 2001

Dear Shareholder:

  You are cordially invited to attend ViewCast.com, Inc.'s ("ViewCast") Annual Meeting of Shareholders to be held on Wednesday, June 27, 2001, at 1:30 p.m. local time at our offices located at 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234.

  We will report on the affairs of ViewCast and a discussion period will be provided for questions and comments of general interest to shareholders. Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

  Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.

                                           Sincerely,



                                           George C. Platt
                                           Chief Executive Officer and President


===============================================================================
                            YOUR VOTE IS IMPORTANT!

     Even if you plan to attend the meeting, please complete, sign and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person, if you so desire, even if you have previously sent in your proxy.

     If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.
================================================================================

                              ViewCast.com, Inc.

                   Notice of Annual Meeting of Shareholders
                                 June 27, 2001



TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ViewCast.com, Inc., doing business as ViewCast Corporation, a Delaware corporation, is scheduled to be held on June 27, 2001 at 1:30 p.m., local time, at our offices located at 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234 for the following purposes:

     1. To elect five directors to serve for a one year term or until their successors are duly elected and qualified;

     2. To approve an increase in the number of shares of Common Stock available for purchase under ViewCast's 1995 Employee Stock Purchase Plan from 500,000 to 1,000,000;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for ViewCast for fiscal year 2001; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only shareholders of record at the close of business on May 18, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

                                             FOR THE BOARD OF DIRECTORS



                                             Frederick B. Cowen
                                             Secretary

                              ViewCast.com, Inc.

                                PROXY STATEMENT

                              GENERAL INFORMATION

Proxy Solicitation

  This Proxy Statement is furnished to the holders of common stock, $.0001 par value (the "Common Stock"), of ViewCast.com, Inc., a Delaware corporation ("ViewCast" or the "Company") in connection with the solicitation by the Board of Directors of ViewCast of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, June 27, 2001, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

  The Board of Directors of ViewCast is soliciting proxies for use at the Annual Meeting. These proxy solicitation materials are first being mailed on or about May 25, 2001 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. ViewCast will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of ViewCast may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. ViewCast expects to expend approximately $2,000 soliciting proxies for the Annual Meeting. All expenses incurred in connection with this solicitation will be borne by ViewCast.

Revocability and Voting of Proxy

  A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of ViewCast a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of ViewCast's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of the matters as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

Record Date and Voting Rights

  Only shareholders of record at the close of business on May 18, 2001 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 16,985,925 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

  All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-voters will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

  Inspectors of Election appointed by ViewCast will tabulate votes at the Annual Meeting.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting or until their successors are elected and qualified. Messrs. Ardinger, Autem, Tucker, Platt and Dean currently serve as directors of ViewCast. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

  The names of the nominees for Director and certain other information about them are set forth below:

       Nominee             Age          Director Since                   Office Held with Company
----------------------  ----------  ----------------------  --------------------------------------------------
H. T. Ardinger, Jr.             75           1999                         Chairman of the Board

Joseph  Autem                   43           1999                                Director

David A. Dean                   53           1999                                Director

David C. Tucker                 45           2000                                Director

George C. Platt                 60           1999            Director, President and Chief Executive Officer

  H.T. Ardinger Jr. has served as a Director and Chairman of the Board since April 1999. Mr. Ardinger co-founded H.T. Ardinger & Son Co., a specialty import wholesaler, where he has served as Chairman of the Board and Chief Executive Officer since 1964. Mr. Ardinger served as a Director and Executive Committee Member of Home Interiors & Gifts, Dallas, Texas, from 1958 through 1998 and was a founding Limited Partner of the Dallas Maverick's National Basketball Association Franchise in 1980. Mr. Ardinger received a B.B.A. degree in Business Administration from Southern Methodist University.

  Joseph Autem has served as a Director since January 1999 and currently serves as a Director of coreIntellect.com and Newbridge Information Services. He was previously a Director of Broadcast.com, Inc. from September 1996 through August 1999. Mr. Autem has served in various consulting capacities from July 1998 to the present. He is currently general partner of Autem, L.L.C., an investment company formed in May 1999, and a general partner of Texas Technology Partners, L.P., formed in May 2000. Mr. Autem served as the Chief Financial Officer of Luminant from January 1999 until July 1999. Mr. Autem previously served as Senior Vice President and Chief Financial Officer of CS Wireless, Inc., a privately held company that provides wireless video and high-speed Internet access, from June to July 1998. He also served as a partner of Vision Technology Partners, a private investment company, from March 1997 to June 1998. From July 1996 to December 1996, Mr. Autem served as Chief Financial Officer of Broadcast.com, Inc. From 1992 to 1996, Mr. Autem served as Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. Mr. Autem holds a B.S. in Accounting from Pittsburg State University.

  David A. Dean has been a Director since December 1999. He is Chairman and Chief Executive Officer of Dean International, Inc., an international public policy consulting agency founded in 1994 and of its subsidiary, Innovative Transportation Strategies. Mr. Dean has been the principal shareholder since 1994 of David A. Dean & Associates, P.C., a public policy administrative regulatory law firm. From 1983 to 1994, Mr. Dean was a shareholder of a Dallas-based law firm, Winstead, Sechrist & Minick, P.C., and served as a member of the firm's Board of Directors, head of the Public Law Section, Chairman of the

Business Development Committee, a member of the firm's Advisory Board and Chairman of the firm's PAC Committee. He was also President of Transportation Strategies, Inc., and a subsidiary of the firm's consulting group. During 1972 to 1993, Mr. Dean served the State of Texas in several roles. He was General Counsel to both republican Governor William P. Clements, Jr. and his predecessor, democratic Governor Dolph Briscoe, and served as Texas Secretary of State under Governor Clements. Mr. Dean was active in the gubernatorial campaigns for Governor Briscoe and Governor Clements. Mr. Dean received his B.B.A. degree from Southern Methodist University and his Juris Doctor degree from the University of Texas at Austin.

  George C. Platt has served as Chief Executive Officer and President since September 1999. From 1991 through 1999, Mr. Platt served as President and CEO of Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services. Prior to his employment with Intecom, Inc., Mr. Platt was President and CEO of SRX, a telecommunications startup company. He began his telecommunications career as an executive at Rolm Corporation, where he served as Group Vice President, Business Communications Group at the time of the acquisition of IBM. Mr. Platt spent the previous fifteen years with Xerox Corporation, departing as Regional Operations Manager. Mr. Platt holds an M.B.A. from the University of Chicago and a B.S. degree from Northwestern University.

  David C. Tucker has served as a Director since August 22, 2000. Since December 1998, Mr. Tucker has served as Director and General Manager of Cisco Systems' Enterprise Voice, Video Business Unit, which develops and markets consolidated IP network products for voice, data and video communications. Previously, Tucker led Selsius Systems as President and Chief Executive Officer from February 1992 until November 1998, when Cisco Systems acquired the company. Known for his technology vision, he is a pioneer in the consolidation of voice and data networks, bringing extensive sales and marketing, telecommunications and technical experience to Cisco. Prior to his tenure at Selsius, Mr. Tucker served as general manager of Incite where he led a team to create a voice and video PBX platform. He has served as Director of Marketing for Intecom and Director of Strategic Marketing at Shared Resource Exchange, Inc. Mr. Tucker has also worked for ROLM, AT&T and Southwestern Bell. Mr. Tucker holds a B.B.A. and M.B.A. degree in marketing from Texas A&M University.

Executive Officers

  The following table contains information as of April 27, 2001 as to the executive officers of ViewCast.

              Name                      Age                      Office Held with Company
---------------------------------  -------------  ------------------------------------------------------
George C. Platt                          60               Chief Executive Officer and President
Laurie L. Latham                         44        Chief Financial Officer and Senior Vice President of
                                                                Finance and Administration
Harry E. Bruner                          54            Senior Vice President of Sales and Marketing
John T. Caulfield                        46          Corporate Vice President and General Manager of
                                                                     ViewCast Online
David T. Stoner                          44                    Vice President of Operations
Neal S. Page                             42                 Vice President of Osprey Products

  Mr. Platt's information can be found with the above information concerning nominees for director.

  Laurie L. Latham has served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast since December 1999. From 1997 until she joined ViewCast, Ms. Latham served as Senior Vice President and Chief Financial Officer of Perivox Corporation, an interactive communications and direct marketing company. From 1994 through 1997, she was the Vice President of Finance and Administration at Axis Media Corporation. Prior to joining Axis Media Corporation, Ms. Latham was a practicing Certified Public Accountant for several accounting firms, including KPMG Peat Marwick, and was the Vice President of Finance and Administration for Medialink International Corporation. Ms. Latham received her B.B.A. from the University of Texas with an emphasis in Accounting and is a Certified Public Accountant.

  Harry E. Bruner began serving as Senior Vice President of Sales and Marketing in February 2000. From 1997 until he joined ViewCast, he was the Vice President of Worldwide Sales for Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services. From 1994 through 1997, he was the President of the Call Center Division of Executone Information Systems, Inc. From 1991 through 1993, Mr. Bruner was the Vice President of Sales for Digital Sound Corporation. From 1989 through 1991, he was Vice President of Sales for North America for Aspect Telecommunications. From 1987 through 1989, he was Director of Sales for Octel Communications. Prior to 1987, Mr. Bruner served in a variety of management positions with Rolm Corporation, including after IBM acquired it in 1985. Mr. Bruner earned his B.A. from Loyola College in Baltimore, Maryland.

  David T. Stoner joined ViewCast as Vice President of Operations in August 1996. From August 1994 to August 1996, Mr. Stoner was Vice President of Engineering for the Connectworks Division of Connectware, Inc., a wholly owned subsidiary of AMP Inc. From July 1986 to August 1994, Mr. Stoner was employed by Visual Information Technologies, Inc. ("VITec"), a manufacturer of video, imaging, and graphics products, which was purchased by Connectware, Inc. At VITec, Mr. Stoner was responsible for the development of hardware and software products, and served in various positions including Vice President of Engineering. From January 1979 to July 1986, Mr. Stoner served in various engineering positions at Texas Instruments, Inc. Mr. Stoner received his B.S. degree in Electrical Engineering from the University of Kansas.

  Neal S. Page has been Vice President of Osprey Products for ViewCast since January 1995. From October 1994 to December 1994, Mr. Page served as Director of Product Development of ViewCast. From April 1988 to September 1994, Mr. Page was employed by Sun Microsystems, Inc., where he held management positions directing development and strategic relationships for multimedia technology products. Mr. Page developed advanced graphics and imaging products at General Electric from 1984 to 1988 and at Data General from 1983 to 1984. Mr. Page holds B.S. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University.

  John T. Caulfield joined ViewCast in January 2001 as Vice President and General Manager of ViewCast Online Solutions Division. Prior to his appointment as an officer of ViewCast, Mr. Caulfield served as a consultant to the Company from August 2000 to December 2000. From September 1998 to June 2000, Mr. Caulfield served as Chief Executive Officer of Outreach Technologies, an e-business corporation specializing in "real-time collaboration" software and voice applications. From September 1991 to September 1998, Mr. Caulfield served with Fujitsu Private Network Division for the Americas in progressively senior executive sales, marketing and operational positions reaching Executive Vice President in September 1997. Mr. Caulfield's experience also includes executive positions with IBM, Rolm Corporation and Exxon Information Systems. Mr. Caulfield holds a B.A. degree in English from University of Richmond, VA.

  There are no family relationships among the directors, executive officers, or other significant employees of ViewCast.

Director Compensation

  Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. In May 1995, ViewCast adopted a 1995 Director Option Plan (the "Director Plan") under which only outside directors are eligible to receive stock options. The Director Plan provides for the grant of nonstatutory stock options to directors who are not employees of ViewCast. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. As of March 31, 2001, options to purchase an aggregate of 100,000 shares at exercise prices ranging from $2.50 to $9.00 per share had been granted and are outstanding under the Director Plan and options to purchase an aggregate of 48,016 shares have been previously granted and exercised. Each non-employee director who joins the Board after May 1, 1995 will automatically be granted a nonstatutory option to purchase 15,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each such non-employee director will automatically be granted a nonstatutory option to purchase 10,000 shares of Common Stock upon annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Each initial 15,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, and each annual 10,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, in each case unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In the event of a merger of ViewCast with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving ViewCast, each option becomes exercisable unless assumed or an equivalent option substituted by the successor corporation. Unless terminated sooner, the Director Plan will terminate in 2005. The Board of Directors currently administers the Director Plan. The Board has authority to amend or terminate the Director Plan, provided that no such action may impair the rights of any optionee without the optionee's consent.

Meetings of the Board of Directors and Committees

  The Board of Directors held a total of nine meetings during ViewCast's fiscal year ended December 31, 2000. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof for which he served except for David Dean.

  The Board of Directors has established two standing committees: the Audit and Compensation Committees.

  The Audit Committee, which met two times in 2000, recommends annually to the Board of Directors the appointment of the independent public accountants of ViewCast, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit and the quarterly unaudited results with ViewCast's independent public accountants, reviews compliance with existing major accounting and financial policies of ViewCast, reviews the adequacy of the financial organization of ViewCast's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties. Messrs. Tucker, Autem and Dean are current members of the Audit Committee.

  The Compensation Committee, which met one time in 2000, reviews and approves salaries and bonuses for all officers, administers ViewCast's existing stock option plan, and carries out the responsibilities required by the rules of the U.S. Securities and Exchange Commission. Messrs. Tucker, Dean, and Autem are current members of the Compensation Committee.

  The Board of Directors recommends a vote FOR the election of the Directors named on the enclosed Proxy.

                                PROPOSAL NO. 2

              AMENDMENT OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors of ViewCast has proposed that ViewCast's 1995 Employee Stock Purchase Plan (the "ESPP") be amended to increase the number of shares of Common Stock available under the plan from 500,000 to 1,000,000. A copy of the proposed amendment is attached hereto as Appendix A. The ESPP is intended to
                                         ----------
encourage stock ownership by employees of ViewCast, its divisions and subsidiary corporations, so that they may acquire or increase their proprietary interest in ViewCast, and to encourage such employees to remain in the employ of ViewCast and to put forth maximum efforts for the success of the business. The 1995 Employee Stock Purchase Plan provides employees of ViewCast with an opportunity to purchase common stock through accumulated payroll deductions. Under the ESPP, 500,000 shares of Common Stock have been reserved for issuance, subject to certain antidilution adjustments. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

  Each offering is for a period of six months ending March 31 and September 30. The ESPP terminates in April 2005. Eligible employees are employees of ViewCast who are scheduled to work more than twenty hours per week and more than five months per year and who are employed on the day that the offering period commences. Eligible employees may participate in the ESPP by authorizing payroll deductions during an offering period within a percentage range determined by the Board of Directors. Initially, the amount of authorized payroll deductions is not more than ten percent of an employee's cash compensation during an offering period, and not more than $25,000 per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to participants. The purchase price of the Common Stock is equal to eighty-five percent (85%) of the lower of (i) the market price of Common Stock immediately before the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. ViewCast pays all expenses incurred in connection with the implementation and administration of the ESPP.

  Generally, the employee does not recognize taxable income, and ViewCast is not entitled to an income tax deduction, on the grant or exercise of an option under the ESPP. If the employee sells the shares acquired upon exercise of his or her option at least one year after the date he or she exercised the option and at least two years after the date the option was granted to him or her, then the discount between the fair market value of the shares on the date of grant and the exercise price will be recognized as ordinary income and the appreciation over the fair market value as of the date of grant will be treated as a capital gain. ViewCast will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his or her option at any time within one year after the date of exercise of the option, or two years after the date the option was granted, then the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value on the date of exercise, over the exercise price of the option. ViewCast may generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

  The Board of Directors may amend the ESPP at any time but may not, without stockholder approval, adopt any amendment that would materially increase the benefits accruing to participants or materially modify the eligibility requirements. ViewCast also may not, without stockholder approval, adopt any amendment that would increase the maximum number of shares that may be issued under the ESPP unless the increase results from a stock dividend, stock split or other change in the capital stock of ViewCast.

  ViewCast believes that the increase in the number of shares available under the 1995 Employee Stock Purchase Plan is necessary in order to allow ViewCast to be competitive in hiring and retaining qualified operational, financial, technical, marketing, sales and other personnel. Also, the investment in ViewCast by its employees under the ESPP provides additional incentive to the employees to increase company performance and support shareholder value.

  The Board of Directors recommends a vote FOR the proposal to amend the 1995 Employee Stock Purchase Plan.

                                PROPOSAL NO. 3

                  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

  The Board of Directors has appointed the firm of Ernst & Young LLP as ViewCast's independent accountants for 2001. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment.

  A representative of Ernst & Young LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as Independent Accountants for year 2001.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth information as of April 24, 2001, based on information obtained from public records and our books and records regarding the persons named below, with respect to the beneficial ownership of shares of our Common Stock by (i) each person or a group known by us to be the owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, (iii) each executive officer and (iv) all officers and directors as a group.

                                                                                                    Percentage of
                Name and Address                   Amount and Nature of                          Outstanding Shares
               of Beneficial Owner                 Beneficial Ownership                             Owned (1),(2)
               -------------------                 --------------------                         ---------------------
H.T. ARDINGER, JR..................                      3,123,351   (3)                                  15.4
1990 Lakepointe Dr.
Lewisville, TX 75057

M. DOUGLAS ADKINS..................                      1,305,108   (4)                                   6.4
1601 Elm Street
Dallas, TX 75021

GEORGE C. PLATT....................                        117,650   (5)                                     *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

LAURIE L. LATHAM...................                         37,740   (6)                                     *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

HARRY E. BRUNER....................                         40,000   (7)                                     *
2665 Villa Creek Dr., Suite 200
Dallas, TX 75234

NEAL S. PAGE.......................                        183,254   (8)                                     *
600 Airport Blvd., Suite 900
Morrisville, NC 27560

DAVID T. STONER....................                        114,912   (9)                                     *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

JOHN CAULFIELD.....................                          7,500  (10)                                     *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

JOSEPH AUTEM.......................                         46,219  (11)                                     *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

DAVID DEAN.........................                          5,937  (12)                                     *
8080 Park Lane, Suite 600
Dallas, TX 75231

DAVID C. TUCKER....................                             --                                           *
2665 Villa Creek Drive, Suite 200
Dallas, TX 75234

All executive officers and.........                      3,676,563  (3),(4),(5),(6),(7),(8)               18.1
directors as a group                                                (9),(10),(11),(12)
(ten (10) persons)

________________________________________________________________________________
*   Less than one percent (1%)

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 30, 2001 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 30, 2001 have been exercised. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Based on a total of 16,985,925 shares issued and outstanding plus, for each person listed, any Common Stock that person has the right to acquire as of April 30, 2001 pursuant to options, warrants, conversion privileges, etc.

(3) Includes (i) 134,334 shares owned by Mr. Ardinger's wife, (ii) 773,280 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.19 per share, (iii) 1,103,448 shares of Common Stock reserved for issuance upon the conversion of $4,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share and (iv) 8,124 shares issuable at $9.00 per share issued under the Directors Option Plan.

(4) Includes (i) 243,439 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.19 per share and (ii) 551,724 shares of Common Stock reserved for issuance upon the conversion of $2,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share.

(5) Includes 87,499 shares issuable at $7.09 per share upon the exercise of options issued under the 1995 Option Plan.

(6) Includes 30,000 shares issuable at $5.50 per share upon the exercise of options issued under the 1995 Option Plan.

(7) Includes 40,000 shares issuable at $5.95 per share upon the exercise of options issued under the 1995 Option Plan.

(8) Includes (i) 80,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 50,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1995 Option Plan, (iii) 17,000 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan, (iv) 19,250 shares issuable at $2.0625 upon exercise of options issued under the 1995 Option Plan, and (v) 4,500 shares issuable at $5.5005 upon exercise of options issued under the 1995 Option Plan.

(9) Includes (i) 96,668 shares of issuable at $4.00 per share upon exercise of options granted under the 1995 Option Plan, (ii) 2,750 shares issuable at $2.0625 upon exercise of options issued under the 1995 Option Plan and
     (iii) 4,500 shares issuable at $5.5005 upon exercise of options issued under the 1995 Option Plan.

(10) Includes 7,500 shares issuable at $1.8125 upon exercise of options issued under the 1995 Option Plan.

(11) Includes (i) 9,062 shares issuable at $3.1250 per share upon the exercise of options issued under the Directors Option Plan, (ii) 4,791 shares issuable at $7.1405 per share upon the exercise of options issued under the Directors Option Plan, and (iii) 24,166 shares issuable at $3.6250 per share upon the exercise of options issued under the 1995 Option Plan.

(12) Includes 5,937 shares issuable at $4.5315 per share upon the exercise of options issued under the Directors Option Plan.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning compensation paid by ViewCast to the Chief Executive Officer and to all other executive officers of ViewCast whose total salary and bonus exceeded $100,000 for the year ended December 31, 2000.

                                                                                                                Long Term
                                                                                                              Compensation
                                                               Annual Compensation          Annual               Options
              Principal Position                Fiscal Year           Salary          Compensation Bonus       (in shares)
              ------------------                -----------    -------------------    ------------------   -------------------
George C. Platt                                     2000           $   240,000              $    --               50,000
  Chief Executive Officer and President             1999                70,000/(1)/              --              400,000

Laurie L. Latham                                    2000               150,000                   --               10,000
  Chief Financial Officer & Sr. Vice President      1999                 9,135/(2)/              --              100,000

Harry E. Bruner                                     2000               157,518/(3)/          55,944              160,000
  Sr. Vice-President of Sales & Marketing

Neal S. Page                                        2000               131,666               20,000                5,000
  Vice President of Osprey Products                 1999               119,994                   --               15,000
                                                    1998               114,990               25,783               35,000

David T. Stoner                                     2000               124,500                   --               10,000
  Vice President of Operations                      1999               120,000               20,146               15,000
                                                    1998               120,000                   --                5,000

________________________
(1)  Mr. Platt assumed his duties with ViewCast in September 1999.

(2)  Ms. Latham assumed her duties with ViewCast in December 1999.

(3)  Mr. Bruner assumed his duties with ViewCast in February 2000.

Option Grants in Last Fiscal Year

  The following table provides information concerning options granted to the executive officers of ViewCast in 2000.

                                     % of Total
                                      Options                                    Potential Realizable Value at
                                     Granted To                                  Assumed Rates of Stock Price
                                     Employees    Exercise or                   Appreciation for Option Term (1)
                       Options       in Fiscal    Base Price     Expiration    -------------------------------------
       Name          Granted (2)        Year       per Share        Date               5%                10%
       ----          -----------     ----------   -----------    ----------          -----              -----
George C. Platt        50,000           5.65        $2.5000       08/04/10         $ 78,612          $  199,218
Laurie L. Latham       10,000           1.13         2.5000       08/04/10           15,722              39,844
Harry E. Bruner       150,000          16.94         5.9500       02/22/10          561,288           1,422,415
  "        "           10,000           1.13         2.5000       08/04/10           15,722              39,844
Neal S. Page            5,000           0.56         2.5000       08/04/10            7,861              19,922
David T. Stoner        10,000           1.13         2.5000       08/04/10           15,722              39,844

________________________
(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on common stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Company's common stock and overall market conditions. These can be no assurances that the potential values reflected in this table will be achieved.

(2) All options granted during 2000 to the named executives vest over sixty months, of which 1/5/th/ vests after twelve months and the remainder vests in equal installments over the remaining forty-eight months.

                              VIEWCAST CONTINUED

Year-End Option Values

  The following table sets forth certain information as of December 31, 2000 concerning the value of unexercised options held by the officers named in the Summary Compensation Table above.

                                                                                Value of Unexercised
                                        Number of Shares                        In-the Money Options
                                     Underlying Unexercised                  at December 31, 2000/(1)/
                                  Options at December 31, 2000               -------------------------
          Name                  Exercisable         Unexercisable         Exercisable        Unexercisable
          ----                  -----------         -------------         -----------        -------------
George C. Platt..........          62,499              387,501        $        --            $    --
Laurie L. Latham.........          20,000               90,000                 --                 --
Harry E. Bruner..........              --              160,000                 --                 --
Neal S. Page.............         162,416               42,584                 --                 --
David T. Stoner..........          91,918               38,082                 --                 --

________________________
(1) Represents the difference between the exercise price of the outstanding options and the fair market value of the Common Stock on December 31, 2000 of $0.8435 per share.

Employment Agreements

  We have entered into an employment agreement with Mr. Platt. His employment agreement is in effect through March 2001 with automatic one-year renewals unless ViewCast or Mr. Platt elects in advance not to renew the agreement. The employment agreement provides (i) for annual base compensation of $240,000; (ii) that he is eligible to receive bonuses if our Board of Directors so elects;
(iii) for stock options to purchase 400,000 shares of our Common Stock pursuant to the 1995 Option Plan (1); and (iv) for an eighteen (18) month non-compete period if ViewCast terminates Mr. Platt.

  Under the employment agreement, Mr. Platt will be entitled to (i) the continuation of his salary for the greater of six months or the remaining term of his employment agreement and (ii) the reimbursement for three months of COBRA premiums if his employment is terminated by ViewCast without cause. These same severance benefits are payable in the event Mr. Platt resigns because of a significant change in the nature and scope of his authority, powers, functions, benefits or duties. In the event ViewCast terminates Mr. Platt's employment following a change in control, he will be entitled to the continuation of his salary for six months.

  The employment of all other officers with ViewCast is "at will" and may be terminated by ViewCast or the officer at any time, for any reason or no reason.

________________________
(1) Represents Mr. Platt's options consist of five separate option grants that become exercisable or vest as follows provided Mr. Platt is employed by ViewCast as of the applicable vesting date:

     (i)   an option for 50,000 shares that vests as of September 17, 2000;
     (ii) an option for 200,000 shares that vests in equal installments of 4,166 shares per month beginning in October, 2000;
     (iii) an option for 50,000 shares that vests immediately on the date following three consecutive calendar quarters of profitability as defined under generally accepted accounting principles;
     (iv) an option for 50,000 shares, of which 16,666 shares of such option vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has doubled in price from the exercise price of the option, and of which 33,334 shares of such option vest in equal installments of 1,388 share per month thereafter;
     (v) an option for 50,000 shares, of which 16,666 shares of such option vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has tripled in price from the exercise price of the option, and of which 33,334 shares of such option vest in equal installment of 1,388 shares per month thereafter.

      In addition, all of the 400,000 options granted to Mr. Platt immediately vest upon a change of control in ViewCast.

                             1995 Stock Option Plan

  The 1995 Employee Stock Option Plan (the "1995 Option Plan") provides for the grant to employees of ViewCast of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant to employees and consultants of ViewCast of nonstatutory stock options and stock purchase rights. A total of 5,900,000 shares of Common Stock have been authorized for issuance under the 1995 Option Plan. As of March 31, 2001, options to purchase an aggregate of 4,166,927 shares of Common Stock at exercise prices ranging from $1.094 to $8.75 had been granted and are outstanding under the 1995 Option Plan, and options to purchase an aggregate of 989,833 shares of Common Stock have been previously granted and exercised under the 1995 Option Plan.

  The Board, or a committee approved by the Board, may administer the 1995 Option Plan in a manner that complies with Rule 16b-3 promulgated under the Securities Act. Currently, the 1995 Option Plan is administered by the Board of Directors, which determines the terms of options and rights granted, exercise price, number of shares subject to the option or right and the exercisability thereof. Options and rights granted under the 1995 Option Plan are not transferable other than by will or the laws of descent or distribution, and each option or right is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the 1995 Option Plan will remain outstanding until they are exercised or they expire in accordance with the terms of each option. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of ViewCast, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. In the event of certain changes in control of ViewCast, the 1995 Option Plan permits each outstanding option and right to become exercisable in full or assumed or an equivalent option to be substituted by the successor corporation.

  The Board of Directors may amend the 1995 Option Plan at any time but may not, without stockholder approval, adopt any amendment which would materially increase the benefits accruing to participants or materially modify the eligibility requirements. ViewCast also may not, without stockholder approval, adopt any amendment that would increase the maximum number of shares that may be issued under the 1995 Option Plan unless the increase results from a stock dividend, stock split or other change in the capital stock of ViewCast.

  The grant of an option under the 1995 Option Plan will not have any immediate effect on the federal income tax liability of ViewCast or the optionee. If a nonqualified stock option ("NQSO") is granted, then the optionee will recognize ordinary income at the time he or she exercises the NQSO equal to the difference between the fair market value of the Common Stock and the exercise price paid by the optionee, and ViewCast will receive a deduction for the same amount.

  If an optionee is granted an incentive stock option ("ISO"), then the optionee generally will not recognize any taxable income at the time he or she exercises the ISO but will recognize income only at the time he or she sells the Common Stock acquired by exercise of the ISO. The optionee will recognize income equal to the difference between the exercise price paid by the optionee and the amount received for sale of the Common Stock, and such income generally will be eligible for capital gain treatment. ViewCast generally is not entitled to an income tax deduction for the grant of an ISO or as a result of either the optionee's exercise of an ISO or the optionee's sale of the Common Stock acquired through exercise of an ISO. However, if the optionee sells the Common Stock within two years of the date of the grant to him or her of the ISO or within one year of the date of the transfer to him or her of the Common Stock following exercise of the ISO, the option is treated for federal income tax purposes as if it were a NQSO: the income recognized by the optionee will not be eligible for capital gain treatment and ViewCast may be entitled to a federal income tax deduction equal to the amount of income recognized by the optionee.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Report, Compensation Report and the Performance Graph shall not be incorporated by reference into any such filings.

                            AUDIT COMMITTEE REPORT

  The following is a report of the Audit Committee of the Board of Directors (the "Audit Committee") describing the policies applicable to the review or the Company's financial statements and audit for the year ended December 31, 2000. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with the management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

  The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings during fiscal year 2000.

  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                              Submitted by the Audit Committee of
                              ViewCast.com, Inc.

                              Joseph Autem, Chairman
                              H. T. Ardinger, Jr.
                              David A. Dean


                         COMPENSATION COMMITTEE REPORT

  The following is a report of the Compensation Committee of the Board of Directors (the "Compensation Committee") describing the compensation policies applicable to the Company's executive officers during the year ended December 31, 2000. The Compensation Committee recommends to the Board of Directors the salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

  The Company's executive officer compensation policies are formulated to attract, motivate and retain senior management by providing competitive, performance-based compensation that aligns the financial interests of the executive with those of the Company's shareholders and is commensurate with the Company's financial resources. The compensation practices of other comparable technology companies within and outside the local region are considered in establishing the overall components and level of the compensation package, however it has not been policy to set compensation levels based on a predetermined institutional peer group. Executive officer compensation consists of a combination of cash compensation, consisting of a base salary and discretionary bonus payments, stock-based incentives in the form of options to purchase the Company's Common Stock and participation in the Company's fringe benefits. The Company currently does not contribute to any retirement plan on behalf of its employees or executive officers.

  The base salaries for 2000 of all executive officers, including the CEO, were set at levels determined, in the subjective judgment of the Compensation Committee, to be commensurate with the customary duties and responsibilities of each executive officer and to correspond approximately with similar job responsibilities at comparable companies. Discretionary bonus payments were utilized to maintain competitive compensation levels and to reflect performance. Fringe benefit programs are designed to provide for the health and long-term financial needs of the executives and their families and include life, disability and group health insurance. The Company's Employee Stock Purchase Plan provides an additional incentive for executives and employees to purchase shares of Common Stock in the Company at a discount to market by investing through an after-tax payroll withholding plan.

  The Company's 1995 Employee Stock Option Plan provides stock options to officers and employees to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Generally, the Company's stock options vest over a period of five years or based on a defined set of performance objectives. Stock options are granted to the Company's employees and executive officers both as a reward for past individual and corporate performance and as an incentive for future performance. The Compensation Committee believes stock-based performance compensation packages are crucial in bringing the interests of management and the stockholders into alignment in increasing the value of the Company's equity.

                        Submitted by the Compensation Committee of ViewCast.com, Inc.

                        H. T. Ardinger, Jr.
                        Joseph Autem
                        David A. Dean


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee during 2000 was composed of Messrs. Ardinger, Autem and Dean. None of the members of the Compensation Committee were officers or employees of ViewCast or its subsidiaries during 2000 or prior years.

  None of the executive officers of ViewCast served as a member of the board of directors or as a member of the compensation committee or similar board committee of another entity during 2000, which entity had an executive officer serving on the Board of ViewCast or its Compensation Committee. Consequently, there are no interlocking relationships that might affect the determination of the compensation of executive officers of ViewCast.

  Mr. Ardinger has entered into certain business transactions with ViewCast that are described under the caption "Certain Transactions."

                               PERFORMANCE GRAPH

  The following graph reflects the cumulative total stockholder return for the Company's Common Stock, from February 4, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of
1934) to December 31, 2000, compared to the cumulative return over such period of (i) the U.S. Index for the Nasdaq National Market and (ii) the MG Industry Group Index #842 - Telecommunications Processing Systems and Services, which is a peer group index for publicly traded institutions on Nasdaq. The graph assumes that $100 was invested on February 4, 1997 in the Common Stock of the Company and in each of the comparative indices. The Company has never paid dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance or trends.

                       [PERFORMANCE GRAPH APPEARS HERE]


------------------------------------------------------------------------------
                        2/04/97    12/31/97    12/31/98    12/31/99   12/31/00
------------------------------------------------------------------------------
VIEWCAST.COM, INC.      100.00        82.05      56.41       91.99      17.31
------------------------------------------------------------------------------
MG GROUP INDEX          100.00       129.42     231.24      438.00     223.77
------------------------------------------------------------------------------
NASDAQ MARKET INDEX     100.00       114.34     161.27      284.43     178.78
------------------------------------------------------------------------------

                             CERTAIN TRANSACTIONS

  In October 1998, ViewCast entered into a working capital line of credit facility with a partnership controlled by one of its principal shareholders, H.T. Ardinger, Jr. Mr. Ardinger has also served as Chairman of the Board of the Company since April of 1999. This one-year, renewable facility bears interest at 12% per annum and is secured by all assets of the Company. The availability of funds under this facility is subject to certain borrowing base limitations based principally on qualifying accounts receivable and inventory. In 1998, a portion of the proceeds from this facility was used to retire a Texas commercial bank line of credit. As an incentive to advance the line of credit, Mr. Ardinger was issued 200,000 three-year warrants to purchase ViewCast stock at $4.50 per share. The value of the warrants of $1.33 per share, as determined using the Black-Sholes option valuation model, is being charged to interest expense over the term of the note. During February 2001, the Company amended the line of credit facility to increase the credit line commitment from $9.0 million to $12.0 million, extend the maturity date to January 31, 2002 or March 15, 2003 in certain circumstances, and expand the asset base for lending to include certain marketable securities owned by ViewCast. During 2000, ViewCast paid interest of $289,123 to the partnership.

  In December 1998 through February 1999, ViewCast received $9.45 million in gross proceeds from the sale of 945,000 shares of a newly created Series B convertible preferred stock at $10 per share. Mr. Ardinger and an entity controlled by M. Douglas Adkins, both principal shareholders of the Company, purchased respectively $4.0 million and $2.0 million of the Series B preferred issue. The Series B preferred stock is convertible into common stock of the Company at a fixed price of $3.625 per share, subject to certain requirements, and carries a dividend of 8% per year payable in cash or common stock of the Company, at the Company's option.

  During February 2000, ViewCast received $390,000 proceeds from the exercise of 130,000 private warrants by Mr. Ardinger, Chairman of the Board of the Company, at an exercise price of $3.00 per share.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires ViewCast's officers, directors and persons who beneficially own more than 10% of a registered class of ViewCast's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish ViewCast with copies of the Section 16(a) forms which they file.

  To ViewCast's knowledge, based solely on review of the copies of such reports furnished to ViewCast, and written representations that no other reports were required during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to ViewCast's officers, directors and greater than ten percent (10%) beneficial owners were complied with, with the exception of H. T. Ardinger, Jr., Directors of ViewCast, who each failed to timely file a Form 5. ViewCast is currently working with Mr. Ardinger to comply with the requirements of Section 16(a).

                  AUDITORS' FEES AND ANNUAL MEETING ATTENDANCE

  Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Fees for the last annual audit were $85,000 and all other fees were $123,000, including audit related services of $100,000 and nonaudit services of $23,000. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, internal audit and SEC registration statements.

  Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Proposals of Shareholders of ViewCast that are intended to be presented at ViewCast's 2001 Annual Meeting of Shareholders must be received by ViewCast no later than March 2, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 ANNUAL REPORT

  A copy of ViewCast's Annual Report on Form 10-K for the year ended December 31, 2000, including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

                                 OTHER MATTERS

  The Board of Directors knows of no other business matters to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                                        By Order of the Board of Directors



                                        Frederick B. Cowen
                                        Secretary

Date:  May 18, 2001

                                 APPENDIX "A"


              PROPOSED AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

Corporate Authorization of the Amendment

     At its meeting on April 19, 2001, the ViewCast.com, Inc. Board of Directors, on the recommendation of its Compensation Committee, adopted the following resolutions:

     WHEREAS, ViewCast.com ("ViewCast") has previously established and adopted the ViewCast.com 1995 Stock Option Plan (the "Plan"), which was last amended effective August 4, 2000; and

     WHEREAS, ViewCast, as Employer under the Plan, reserves the right to amend or modify the Plan at any time; and

     WHEREAS, management and the Compensation Committee of this Board of Directors have recommended that the number of shares available for awards under the Plan be increased from 500,000 to 1,000,000, and this Board of Directors has determined, after a thorough evaluation of this matter, that such increase is in the best interest of ViewCast;

     NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the shareholders of ViewCast, amendment of the Plan to increase the aggregate number of shares available for awards under the Plan from 500,000 shares to 1,000,000 shares be, and it hereby is, authorized, approved and adopted;

     FURTHER RESOLVED, that the 1,000,000 available for purchase under the Plan, as amended, be, and they hereby are, authorized and reserved for issuance in accordance with the terms of the Plan; and

     FURTHER RESOLVED, that the Chief Executive Officer and any officer designated by him be, and each of them hereby is, authorized and directed to execute and deliver any documents and instruments and to do any and all such additional acts and things as may be necessary and appropriate, in the executing officer's sole discretion, to give full effect to the foregoing resolutions.

Text of the Amendment

     In order to implement the proposed Amendment:

     Section 12(a) shall be amended in its entirety to read as follows:

          (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Section 18 hereof. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

Miscellaneous Authorization

     In addition to the foregoing, the authorizing resolutions relating to the Amendment authorize the officers of ViewCast named therein to take such further steps as are necessary to give effect to the Amendment. In like manner, the approval of ViewCast's shareholders of the Proposal under which the Amendment is proposed to be approved will authorize such officers to take such further necessary actions.

                                  APPENDIX "B"

                                    CHARTER
                                     of the
                                AUDIT COMMITTEE
                                     of the
                    BOARD of DIRECTORS of VIEWCAST.COM, INC.

I.        Statement of Policy

     The primary function of the Audit Committee of the Board of Directors of ViewCast.com ("Company") is to provide assistance to the Company's Board of Directors in fulfilling its responsibilities to the Company's shareholders and the investment community relating to the Company's accounting and reporting practices and the quality and integrity of the Company's financial reports. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the Company's Board of Directors, outside auditors, internal auditors and senior management.

II.       Composition of the Audit Committee

     The Audit Committee shall consist of at least three "independent" Directors of the Company and shall serve at the pleasure of the Board of Directors. An "independent" Director is defined as an individual who (a) is not an officer or salaried employee of the Company, (b) is not an attorney who receives any fee or compensation from the Company, (c) does not have any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member and (d) meets the Nasdaq Stock Market's definition of independent director. Additionally, Audit Committee members should have few or no ties to the Company other than through their duties as Board members. In selecting the members of the Audit Committee, the Board of Directors will take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators.

     At least one member of the Audit Committee member shall have accounting or related financial management expertise. Each Audit Committee member must be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement, or become so able within a reasonable period after joining the Audit Committee. The Audit Committee, with the assistance of the independent public auditors, shall develop and implement a skill enhancement plan and assess member contribution and performance.

     The members of the Audit Committee shall be designated by the full Board of Directors at each annual meeting of the Board. The Board shall designate one member of the Audit Committee to serve as chairman of the committee.

III.      Meetings

     The Audit Committee shall meet at least 4 times a year or more frequently as circumstances require. The Audit Committee shall maintain minutes of each meeting of the Audit Committee and shall report the actions of the Audit Committee to the Board of Directors, with such recommendations as the Audit Committee deems appropriate. The Audit Committee should also meet periodically with the internal auditor, the outside auditors and the Company's financial management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee. In addition, the Audit Committee, or at least its chairman, should meet with the outside auditors and financial management quarterly to review the Company's quarterly report on Form 10-Q before it is filed with the Securities and Exchange Commission and, if possible, before any public announcement of the Company's financial results.

IV.       Responsibilities and Duties of the Audit Committee

     The primary duties and responsibilities of the Audit Committee are to oversee and monitor the Company's financial reporting process and internal control system and review and evaluate the performance of the Company's outside auditors and internal auditing staff. In fulfilling these duties and responsibilities, the Audit Committee shall take the following actions, in addition to performing such functions as may be assigned by law, the Company's charter or bylaws or the Board of Directors:

1. The Audit Committee shall nominate, select, evaluate and, when appropriate, recommend the replacement of the outside auditors, subject to the approval of the Board of Directors. As part of the audit process, the Audit Committee shall meet with the outside auditors to discuss and decide the audit's scope. The Audit Committee shall determine that the outside audit team engaged to perform the external audit consists of competent, experienced, financial institution auditing professionals. The Audit Committee shall also review and approve the compensation to be paid to the outside auditors.

2. The Audit Committee shall require the outside auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the outside auditors and the Company that may affect the objectivity and independence of the outside auditors, and the Audit Committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The Audit Committee shall take, or recommend that the full Board take, appropriate action to ensure the independence of the outside auditors.

3. The Audit Committee shall require the outside auditors to advise the Company of any fact or circumstance that might adversely affect the outside auditors' independence or judgment with respect to the Company under applicable auditing standards.

4. The Audit Committee shall require the outside auditors to advise the Company if it becomes aware that any officer or employee of the Company, or its direct or indirect subsidiaries or affiliates, is related to a partner, employee or other representative of the outside auditors, to the extent that such relationship might adversely affect the Company under applicable auditing standards.

5. The Audit Committee shall meet with the outside auditors, with no management in attendance, to openly discuss the quality of the Company's accounting principles as applied in its financial reporting, including issues such as (a) the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be used by the Company,
(b) the clarity of the Company's financial disclosures and (c) the degree of aggressiveness or conservatism that exists in the Company's accounting principles and underlying estimates and other significant decisions made by the Company's management in preparing the financial disclosure and reviewed by the outside auditors. The Audit Committee shall then meet among themselves, without operating management or the outside auditors being present, to discuss the information presented to them.

6. The Audit Committee shall require the outside auditors, in reviewing the Company's financial reporting and in advising the Audit Committee, to take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators.

7. The Audit Committee shall meet with the outside auditors and management to review the Company's annual report on Form 10-K and discuss any significant adjustments, management judgments and accounting estimates and any significant new accounting policies before such form is filed with the Securities and Exchange Commission.

8. Upon the completion of the annual audit, the Audit Committee shall review the audit findings, including any comments or recommendations of the outside auditors, with the entire Board of Directors.

9. The Audit Committee shall meet at least annually with the Company's internal auditor to assure itself that the Company has a strong internal auditing function by reviewing the internal audit program and assessing (grading) risk areas along with a proper control environment that promotes accuracy and efficiency in the Company's operations.

10. The Audit Committee must assure itself that the internal auditor is free from operational duties, and that the internal auditor reports directly to the Board of Directors or the Audit Committee regarding any audit concerns or problems.

11. The Audit Committee shall receive from the Company's internal auditor a monthly report to the Board of Directors, which include a summary of findings from completed internal audits and a progress report on the internal audit plan, together with explanations for any deviations from the original plan.

12. The Audit Committee shall review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

13. The Audit Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Company's internal auditor.

14. The Audit Committee shall consider and review with management and the internal auditor: (a) significant findings during the year and management's responses thereto, including the status of previous audit recommendations, (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of activities or access to required information, (c) any changes required in the planned scope of the internal audit plan and (d) the internal auditing department budget and staffing.

15. The Audit Committee shall consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices, as suggested by the outside auditors, the internal auditor or management, and the Audit Committee shall review with the outside auditors, the internal auditor and management the extent to such changes have been implemented (to be done at an appropriate amount of time subsequent to the implementation of such changes, as decided by the Audit Committee).

16. The Audit Committee shall investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable, and the Audit Committee shall retain outside counsel, accountants or others for this purpose if, in its judgment, that is appropriate.

17. The Audit Committee shall prepare a report for inclusion in the Company's proxy statement describing the discharge of the Audit Committee's responsibilities.

                               VIEWCAST.COM, INC.
                       2665 Villa Creek Drive, Suite 200
                               Dallas, TX 75234

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints H.T. Ardinger, Jr. and George C. Platt, and each of them, agents with full power of substitution, to vote as proxy all the shares of Common Stock of ViewCast.com, Inc. held of record by the undersigned on May 18, 2001, at the Annual Meeting of Stockholders of ViewCast.com, Inc. to be held on June 27, 2001, and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

  The Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors, FOR Proposal 2, and FOR Proposal 3. The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

(1)  ELECTION OF DIRECTORS
     Nominees: H.T. Ardinger, Jr., Joseph Autem, George C. Platt, David C. Tucker and David A. Dean
     [__] VOTE FOR for all nominees above, except as to the following nominees (if any): ______________________________________________________________________

     [__] VOTE WITHHELD from all nominees


(2)  APPROVAL OF AN AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.
     [__] FOR      [__] AGAINST      [__] ABSTAIN

                              (continued on back)

********************************************************************************

                             (continued from front)

(3)  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT
     AUDITORS.
     [__] FOR      [__] AGAINST      [__] ABSTAIN



                             DATED: ______________________________________, 2001

                             __________________________________________________
                               Signature

                             __________________________________________________
                               Signature (if held jointly)
                               When signing as Executor, Administrator, Trustee or the like, please give full title.